Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orion Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, issuable under the Amended and Restated Orion Properties Inc. 2021 Equity Incentive Plan	Rules 457(c) and 457(h)	6,681,973(2)	$1.96	$13,096,667	0.00015310	$2,005.10

Total Offering Amounts					$13,096,667		$2,005.10

Total Fee Offsets							$—

Net Fee Due							$2,005.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued pursuant to the Amended and Restated Orion Properties 2021 Equity Incentive Plan (as amended and restated, the “2021 Plan”) from stock splits, stock dividends or similar transactions with respect to the common stock, par value $0.001 per share (“Common Stock”), of Orion Properties Inc. (the “Registrant”).

(2)

Represents (i) an additional 4,600,000 shares of Common Stock available for issuance under the 2021 Plan and (ii) 2,081,973 shares of Common Stock subject to prior awards under the 2021 Plan that have or may become forfeited or have otherwise lapsed or may otherwise lapse and therefore may become available for issuance pursuant to new awards in accordance with the terms and conditions of the 2021 Plan.

(3)

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low “when issued” prices of Common Stock reported by the New York Stock Exchange on May 9, 2025.